EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

NEOGEN CORPORATION AND SUBSIDIARIES

May 31, 2015

	WHERE INCORPORATED	PERCENTAGE OWNED BY NEOGEN CORPORATION
Acumedia Manufacturers, Inc.	Michigan	100%
BioLumix, Inc.	Michigan	100%
Centrus Acquisition, Inc.	Michigan	100%
Chem-Tech, Ltd	Iowa	100%
GeneSeek, Inc.	Nebraska	100%
Hacco, Inc.	Michigan	100%
Neogen do Brasil Produtos Para Labratorios LTDA.	Sao Paulo, Brazil	90%
Neogen Europe Limited	Scotland, United Kingdom	100%
Neogen Latinoamerica S.A.P.I. DE C.V.	Mexico City, Mexico	90%
Neogen Bio-Scientific Technology (Shanghai) Co., Ltd.	Shanghai, China	100%
Neogen Properties, LLC	Michigan	100%
Neogen Properties, LLC II	Michigan	100%
Neogen Properties, LLC III	Michigan	100%
Neogen Properties, LLC IV	Michigan	100%
Neogen Properties, LLC V	Michigan	100%
Neogen Properties, LLC VI	Michigan	100%
Neogen Properties, LLC VII	Nebraska	100%
Neogen Properties, LLC VIII	Michigan	100%

All of the subsidiaries listed above are included in the consolidated financial statements of Neogen Corporation.